Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-91554 on Form S-8 of East West Bancorp, Inc. of our report dated June 26, 2008, related to the statement of net assets available for benefits of East West Bank Employees 401(k) Savings Plan as of December 31, 2007, appearing in this Annual Report on Form 11-K of East West Bank Employees 401(k) Savings Plan for the year ended December 31, 2008.

/s/ Deloitte & Touche LLP
Costa Mesa, CA

June 29, 2009